Exhibit No. 99

For Immediate Release

REGIS CORPORATION APPOINTS VIRGINIA GAMBALE TO ITS BOARD OF DIRECTORS

MINNEAPOLIS, February 22, 2018 - Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today announces the appointment of Virginia Gambale to its Board of Directors, effective March 1, 2018. Ms. Gambale fills the open board seat created by the departure of Stephen Watson who decided not to stand for re-election.

Hugh Sawyer, President and CEO, stated, “I am delighted to have Virginia join the Regis Board of Directors. She has extensive expertise in the area of transformative business technology, and we look forward to her thought leadership in the service business and technology platform arenas. Virginia is an impressive, creative executive who will help facilitate Regis’ strategic transformation through the use of technology to enhance our customer experience and the capabilities we provide to our growing portfolio of franchisees. Given her background with technology-driven service and consumer oriented companies, I am confident that she will be an immediate contributor to help shape our technology roadmap and vision.”

Ms. Gambale founded Azimuth Partners LLC in 2003 and is currently its Managing Partner. In this role, Ms. Gambale operates globally and focuses on growth and innovation strategies for technology and technology driven services companies. Ms. Gambale has served on over 20 public and private boards and currently serves as a Director for: JetBlue (NASDAQ: JBLU), First Derivatives (LSE: FDP.L) and the Chicago Trading Company. As a former senior operating executive of global organizations, Ms. Gambale held senior management positions (including CIO) at: Merrill Lynch, Bankers Trust, Deutsche Bank and Marsh & McLennan. She is also the Board President of the Newport Music Festival and adjunct faculty member at Columbia University and Mentor for Columbia University’s Masters in Technology Leadership. Ms. Gambale currently resides in Connecticut with her husband and two children.

About Regis Corporation
Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of December 31, 2017, the Company owned, franchised or held ownership interests in 8,883 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts®, SmartStyle®, MasterCuts®, Regis Salons®, Sassoon®, Cost Cutters®, Roosters® and First Choice Haircutters®. Regis maintains an ownership interest in Empire Education Group in the U.S. For additional information about the Company, including a reconciliation of certain non-

GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

CONTACT: REGIS CORPORATION:
Paul Dunn, VP, Finance and Investor Relations, 952-947-7915